                                                                       EXHIBIT 9

                INFORMATION STATEMENT PURSUANT TO SECTION 14(F)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                           AND RULE 14F-1 THEREUNDER

                                                                        ANNEX B

                INFORMATION STATEMENT PURSUANT TO SECTION 14(F)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                           AND RULE 14F-1 THEREUNDER

GENERAL

  This Information Statement is being mailed on or about January 16, 1998, as part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of OHM Corporation (the "Company") with respect to the tender offer by IT-Ohio, Inc. ("Merger Subsidiary") for shares of the Company's Common Stock, par value $0.10 per share ("Shares"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Schedule 14D-9. You are receiving this Information Statement (this "Statement") in connection with the possible election of persons designated by Parent to a majority of the seats on the Board of Directors of the Company (the "Board"). The Agreement and Plan of Merger among the Company, Parent and Merger Subsidiary, dated as of January 15, 1998 (the "Merger Agreement") provides that if requested by Parent, the Company will, subject to compliance with applicable law and promptly following the purchase by Merger Subsidiary of Shares pursuant to the Offer, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals not less than the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Parent Companies (as hereinafter defined) bears to the total number of Shares then issued and outstanding rounded up to the next greatest nearest whole number. The Merger Agreement further provides that in furtherance thereof, the Company will increase the size of the Board, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Company's Board of Directors; provided that at all times prior to the Effective Time (as defined in the Merger Agreement), the Company's Board of Directors shall consist of at least two members who are neither officers, stockholders, designees nor affiliates of the Parent Companies (as defined in the Merger Agreement). The Merger Agreement further provides that at such time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Parent to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). This Information Statement is required by
Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder.

  YOU ARE URGED TO READ THIS INFORMATION STATEMENT CAREFULLY. YOU ARE NOT, HOWEVER, REQUIRED TO TAKE ANY ACTION.

  The Offer commenced on January 16, 1998 and is scheduled to expire at 9:00 a.m., New York City time, on February 17, 1998, unless extended.

  The information contained in this Information Statement concerning Parent and Merger Subsidiary has been furnished to the Company by Parent, and the Company assumes no responsibility for the accuracy, completeness or fairness of any such information.

  At the close of business on January 15, 1998, there were 27,554,547 Shares issued and outstanding, which is the only class of securities outstanding having the right to vote for the election of directors of the Company, each of which entitles its record holder to one vote.

DESIGNEES TO THE COMPANY'S BOARD OF DIRECTORS

  Parent has informed the Company that it currently intends to choose the designees (the "Acquisition Designees") it has the right to designate to the Company's Board of Directors pursuant to the Merger Agreement from the executive officers and directors of Parent and Merger Subsidiary listed in
Schedule I of the Offer to Purchase, a copy of which is being mailed to shareholders. The information with respect to such officers in Schedule I is hereby incorporated herein by reference in its entirety. As of January 15, 1998, the ages of each such officers are as follows: Mr. Anthony J. DeLuca--50; Mr. E. Martin Gibson--59; Mr. James C. McGill--54; Mr. Daniel A. D'Aniello--51; Mr. Philip
B. Dolan--39; Admiral James David Watkins--70; Mr. Robert F. Pugliese--65; Mr. Franklin E. Coffman--55; Mr. James R. Mahoney--59; Mr. Raymond J. Pompe--63; Mr. James G. Kirk--58; Mr. Harry J. Soose--45; Mr. James M. Redwine--41; and Mr. Joseph K. Register--44.

  It is expected that the Acquisition Designees may assume office at any time following the purchase by the Purchaser of a specified minimum number of Shares pursuant to the Offer, which purchase cannot be earlier than February 17, 1998. This step will be accomplished at a meeting or by written consent of the Board providing that the size of the Board will be increased and/or sufficient numbers of current directors resigning such that, immediately following such action, the number of vacancies to be filled by the Acquisition Designees will be available. It is currently not known which of the current directors of the Company will resign. Parent has informed the Company that each of the officers listed in Schedule I of the Offer to Purchase has consented to act as a director of the Company, if so designated.

  None of the executive officers and directors of Parent or Merger Subsidiary currently is a director of, or holds any position with, the Company. The Company has been advised that, to the best knowledge of Parent or Merger Subsidiary, none of Parent's or Merger Subsidiary's directors or executive officers beneficially owns any equity securities, or rights to acquire any equity securities, of the Company and none has been involved in any transactions with the Company or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.

                    CURRENT DIRECTORS AND EXECUTIVE OFFICERS

                                             POSITIONS AND OTHER RELATIONSHIPS
                NAME                AGE   WITH THE COMPANY AND BUSINESS EXPERIENCE
                ----                ---   ----------------------------------------
 Herbert A. Getz..................  42  Director and member of the Compensation and
                                        Stock Option Committee. Mr. Getz has been
                                        Senior Vice President of Waste Management,
                                        Inc. ("WMX") since May 1995 and General
                                        Counsel of WMX since August 1992. Mr. Getz
                                        also served as Vice President from May 1990
                                        to May 1995 and as Secretary of WMX since
                                        January 1988. Mr. Getz served as Assistant
                                        General Counsel from December 1985 until
                                        August 1992. Mr. Getz has also held the
                                        offices of Vice President, General Counsel
                                        and Secretary of Waste Management of North
                                        America, Inc., a provider of solid waste
                                        management services, from April 1989 until
                                        December 1993, and Vice President and
                                        Secretary of Rust International Inc.
                                        ("Rust"), a provider of engineering,
                                        construction, environmental,
                                        infrastructure, consulting services and
                                        other on-site industrial and related
                                        services, from January 1993 to May 1999. He
                                        has also served as Vice President and
                                        Secretary of Wheelabrator Technologies Inc.
                                        ("WTI") a provider of environmental
                                        products and services, from July 1995 until
                                        January 1997, as well as being the General
                                        Counsel of WTI from November 1990 until May
                                        1993. Mr. Getz is a director of NSC
                                        Corporation.
 Ivan W. Gorr.....................   67 Director and Chairman of the Audit
                                        Committee and member of the Compensation
                                        and Stock Option and Executive Committees.
                                        Mr. Gorr retired as Chairman of the Board
                                        of Directors and Chief Executive Officer of
                                        Cooper Tire & Rubber Company of Findlay,
                                        Ohio, a manufacturer of tires and other
                                        rubber products. Mr. Gorr is a director of
                                        Amcast Industrial Corporation, Arvin
                                        Industries, Inc., The Fifth Third Bancorp
                                        and Borg-Warner Automotive.
 Dr. Charles D. Hollister.........   60 Director and member of the Audit Committee.
                                        Since 1979, Dr. Hollister has been Senior
                                        Scientist and Vice President of Woods Hole
                                        Oceanographic Institution, Woods Hole,
                                        Massachusetts, a non-profit oceanographic
                                        research institution.
 William P. Hulligan..............   53 Director and member of the Executive
                                        Committee. Mr. Hulligan served as Vice
                                        President of WMX from February 1997 until
                                        his retirement in November 1997 and now
                                        serves as a consultant to WMX. Prior to
                                        this position, he was Executive Vice
                                        President of WMX from January 1996 until
                                        February 1997, President of the Midwest
                                        Group of Waste Management, Inc., from March
                                        1993 until January 1996, and President of
                                        the East Group of Waste Management, Inc.
                                        from 1992 until March 1993. Mr. Hulligan is
                                        a director of National Seal Company and NSC
                                        Corporation.

                                             POSITIONS AND OTHER RELATIONSHIPS
                NAME                AGE   WITH THE COMPANY AND BUSINESS EXPERIENCE
                ----                ---   ----------------------------------------
 James L. Kirk (1)................  47  Chairman of the Board of Directors,
                                        President and Chief Executive Officer and
                                        Chairman of the Executive Committee. Mr.
                                        Kirk has been President and Chief Executive
                                        Officer of the Company since July 1986 and,
                                        in addition, was elected Chairman of the
                                        Board in January 1987. He has served as
                                        Chairman of the Board and President of OHM
                                        Remediation Services Corp., a wholly-owned
                                        subsidiary of the Company ("OHMR"), since
                                        April 1985. Mr. Kirk is a founder of OHMR
                                        and has served in various capacities as an
                                        officer and director of OHMR.
 Joseph R. Kirk (1)...............  45  Executive Vice President and Director,
                                        positions he has held since July 1986. Mr.
                                        Kirk served as Vice Chairman of OHMR from
                                        April 1985 until July 1986 and continues to
                                        serve as Executive Vice President of OHMR.
                                        He is a founder of OHMR and has served in
                                        various capacities as an officer and
                                        director of OHMR.
 James E. Koenig..................  49  Director and member of the Audit Committee.
                                        Mr. Koenig served as Executive Vice
                                        President of WMX and President of Waste
                                        Management Shared Services from February
                                        1997 until October 1997 and remains an
                                        employee of WMX. Prior to this position, he
                                        was Senior Vice President of WMX from May
                                        1992 until February 1997, Chief Financial
                                        Officer of WMX since 1989 and Vice
                                        President and Treasurer of WMX since
                                        December 1986. Mr. Koenig served as Vice
                                        President, Chief Financial Officer and
                                        Treasurer of WTI from November 1990 to May
                                        1993 and Vice President, Chief Financial
                                        Officer and Treasurer of Rust from January
                                        1993 to August 1993. Mr. Koenig is a
                                        director of National Seal Company, WTI and
                                        Waste Management International, plc.
 Richard W. Pogue.................  68  Director and member of the Executive
                                        Committee. Mr. Pogue is a consultant with
                                        Dix & Eaton, a public relations firm.
                                        Effective June 30, 1994, Mr. Pogue retired
                                        as Senior Partner of the law firm of Jones,
                                        Day, Reavis & Pogue, Cleveland, Ohio, of
                                        which he had been a partner since 1961. Mr.
                                        Pogue is also a director of Continental
                                        Airlines, Inc., Derlan Industries Limited,
                                        M. A. Hanna Company, KeyCorp, Redland PLC,
                                        Rotek Incorporated and TRW Inc.
 Charles W. Schmidt...............  68  Director and Chairman of the Compensation
                                        and Stock Option Committee and member of
                                        the Executive Committee, Mr. Schmidt
                                        retired as Senior Vice President, External
                                        Affairs of Raytheon Company, a broadly
                                        diversified manufacturer of industrial and
                                        consumer products, and was formerly
                                        President and Chief Executive Officer of
                                        SCA Services, Inc., a company that provided
                                        waste management-related services. Mr.
                                        Schmidt also serves as a director of The
                                        Boston Company, Boston Safe Deposit and
                                        Trust Company, the Massachusetts Financial
                                        Services Family of Mutual Funds and Mohawk
                                        Paper Company.

--------
(1) James L. Kirk and Joseph R. Kirk are brothers.

                                             POSITIONS AND OTHER RELATIONSHIPS
                NAME                AGE   WITH THE COMPANY AND BUSINESS EXPERIENCE
                ----                ---   ----------------------------------------
 Pamela K. M. Beall...............  40  Vice President, Treasurer and Assistant
                                        Secretary. Ms. Beall joined the Company in
                                        June 1985 as Director of Finance of OHMR,
                                        became Treasurer and Assistant Secretary of
                                        OHMR in September 1985, and became
                                        Treasurer and Assistant Secretary of the
                                        Company in January 1986. Ms. Beall assumed
                                        her current position in August 1994. Prior
                                        to joining the Company, Ms. Beall was
                                        General Manager, Treasury Services for USX
                                        Corporation and previous to that with
                                        Marathon Oil Company. Ms. Beall also serves
                                        as a director of NSC.
 Robert J. Blackwell..............  40  Vice President, Marketing and Strategic
                                        Planning. Mr. Blackwell joined the Company
                                        in July 1993 as Vice President, Government
                                        Business Development of OHMR, and has
                                        served as Senior Vice President, Marketing
                                        of OHMR since October 1995. Prior to
                                        joining the Company, Mr. Blackwell was Vice
                                        President for Federal Marketing and
                                        Legislative Affairs, from January 1993 to
                                        July 1993, and Director of Marketing and
                                        Federal Relations, from January 1989 to
                                        December 1992, of Ebasco Services
                                        Incorporated. Mr. Blackwell also serves as
                                        a director of NSC.
 Fred H. Halvorsen................  55  Vice President, Health and Safety. Dr.
                                        Halvorsen joined the Company in 1984 as
                                        Director of Health and Safety of OHMR and
                                        assumed his current position in May 1987.
 Kris E. Hansel...................  39  Vice President and Controller. Mr. Hansel
                                        joined the Company in November 1988 as
                                        General Accounting Manager of OHMR, became
                                        Assistant Controller in October 1991 of the
                                        Company and became Controller in October
                                        1992. Mr. Hansel assumed his current
                                        position in August 1994. Prior to joining
                                        the Company, Mr. Hansel was General
                                        Accounting Manager of WearEver-
                                        ProctorSilex, Inc.
 Steven E. Harbour................  49  Vice President, Legal and Secretary. Mr.
                                        Harbour joined the Company in December
                                        1996. Prior to joining the Company, Mr.
                                        Harbour served in various management and
                                        legal capacities with The Coca-Cola Company
                                        from 1983 to 1993, was Vice President, The
                                        Coca-Cola Bottling Company of New York,
                                        Inc., from 1993 to 1995, and most recently
                                        was affiliated with the law firm of Sumner
                                        & Anderson.
 Philip V. Petrocelli.............  39  Vice President, Western Operations. Mr.
                                        Petrocelli joined the Company in August
                                        1993 as Vice President, Western Region of
                                        OHMR, and since October 1995 has served as
                                        Senior Vice President, Western Region of
                                        OHMR. Mr. Petrocelli assumed his current
                                        position with the Company in May 1995.
                                        Prior to joining the Company, Mr.
                                        Petrocelli was Regional Director and
                                        previous to that was Acting Vice
                                        President--Analytical Labs, with IT
                                        Corporation.

                                             POSITIONS AND OTHER RELATIONSHIPS
                NAME                AGE   WITH THE COMPANY AND BUSINESS EXPERIENCE
                ----                ---   ----------------------------------------
 Philip O. Strawbridge............  43  Vice President, Chief Financial and
                                        Administrative Officer. Mr. Strawbridge
                                        joined the Company in February 1996. In
                                        addition, Mr. Strawbridge has served as
                                        Senior Vice President and Director of OHMR
                                        since October 1996. Prior to joining the
                                        Company, Mr. Strawbridge was Senior
                                        Director of Contracts and Finance with
                                        Fluor Daniel, Inc. and an acting Vice
                                        President of Fluor Daniel Fernald.
 Michael A. Szomjassy.............  46  Vice President, Eastern Operations. Mr.
                                        Szomjassy joined the Company in November
                                        1989 as Vice President, Southeast Region of
                                        OHMR and since October 1995 has served as
                                        Senior Vice President, Eastern Operations
                                        of OHMR. Prior to joining OHM, Mr.
                                        Szomjassy was Regional Manager, Remediation
                                        Services of Ebasco Services, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Company is required to disclose in its Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied, except Pamela K. M. Beall, Vice President, Treasurer and Assistant Secretary and Fred H. Halvorsen, Vice President, Health and Safety, each filed one late Form 4 reporting an exercise of stock option.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

  During 1997, the Board of Directors of the Company held a total of seven meetings.

  The Executive Committee of the Board of Directors presently consists of Messrs. Gorr, Hulligan, James L. Kirk, Pogue and Schmidt and did not meet during 1997. The function of the Executive Committee is to exercise, when the full Board is not in session, the powers of the Board in the management of the business and affairs of the Company.

  The Compensation and Stock Option Committee of the Board of Directors met four times during 1997. Messrs. Getz, Gorr and Schmidt are presently members of the Compensation and Stock Option Committee, the primary function of which is to review and approve salaries and other benefits for executive officers of the Company, to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs and to administer the Company's stock option plans and approve awards of stock options made under the Company's 1986 Stock Option Plan.

  The Company has a standing Audit Committee, the primary function of which is to oversee the accounting and auditing affairs of the Company. Messrs. Gorr, Hollister and Koenig serve as members of the Audit Committee, which met three times during 1997.

  The Company has no standing nominating committee or committee performing similar functions.

  In 1997, except for Dr. Hollister and Joseph R. Kirk, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and the committees of which they are members.

DIRECTORS' FEES

  Directors of the Company who are not employees receive $18,000 per annum. Members of the Company's Executive Committee who are not employees receive $1,500 per meeting, and each non-employee member of any other committee of the Company's Board of Directors receives $500 per meeting. WMX has requested that Messrs. Hulligan, Getz and Koenig, representatives of WMX, not be paid directors' fees.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The Company's Common Stock is the Company's only outstanding class of voting securities. The following table sets forth certain information as of January 10, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) holders of 5% or more of the outstanding Common Stock, (ii) each Director of the Company, (iii) the executive officers named in the Summary Compensation Table under "Executive Compensation and Other Information" and
(iv) all Directors and executive officers of the Company as a group.

                                              AMOUNT AND NATURE OF   PERCENTAGE
                   NAME                     BENEFICIAL OWNERSHIP (1)  OF CLASS
                   ----                     ------------------------ ----------
  WMX Technologies, Inc. (2)
   3003 Butterfield Road
   Oak Brook, Illinois 60521...............        10,368,000          37.63%
  State of Wisconsin Investment Board (3)
   P.O. Box 7842
   Madison, Wisconsin 53707................         1,517,000           5.51%
  H. Wayne Huizenga (4)
   200 South Andrews Avenue
   Fort Lauderdale, Florida 33301..........         1,500,000           5.25%
  James L. Kirk (5) (6) (7)................         2,280,960           8.14%
  Joseph R. Kirk (5) (6) (7)...............         2,569,138           9.25%
  Herbert A. Getz (5)(6)...................            25,000              *
  Ivan W. Gorr (5) (6) (8).................            50,606              *
  Dr. Charles D. Hollister (5) (6).........            40,000              *
  William P. Hulligan (5) .................            20,000              *
  James E. Koenig (5) (6) (7)..............            25,150              *
  Richard W. Pogue (5) (6) (7).............            53,000              *
  Charles W. Schmidt (5) (6) (7) (8).......            78,190              *
  Robert J. Blackwell (5) (6) (8)..........           173,076              *
  Philip V. Petrocelli (5) (6) (8).........           212,735              *
  Philip O. Strawbridge (5) (6) (8)........           148,274              *
  Michael A. Szomjassy (5) (6) (8).........           223,159              *
  All Directors and executive officers as a
   group (17 persons) (5) (6)..............         6,122,185          20.87%

--------
 *less than 1%.
(1) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in this table. Except as indicated in the notes to the table, each shareholder included in the table has sole voting and investment power with respect to the shares shown to be beneficially owned. Beneficial ownership is calculated in accordance with the rules and regulations of the Commission.
(2) According to a Schedule 13D dated June 8, 1995 jointly filed by WMX Technologies Inc. ("WMX"), Chemical Waste Management, Inc., Rust Holding Company Inc., and Rust International Inc. Assumes the exercise of warrants currently exercisable to purchase 700,000 shares of Common Stock pursuant to that certain Warrant Agreement between the Company and WMX described below. See "Certain Relationships and Related Transactions--Transactions with Shareholders--The Warrant Agreement" and "--The Standstill and Non-Competition Agreement."
(3) According to an Amendment No. 8 to Schedule 13G filed by the State of Wisconsin Investment Board.
(4) According to a Schedule 13D, dated April 1, 1995, filed by Mr. Huizenga. Assumes the exercise of options currently exercisable or exercisable within 60 days to purchase 1,000,000 shares of Common Stock, but does not include 500,000 shares of Common Stock owned by the Huizenga Family Foundation, Inc. as to which Mr. Huizenga disclaims beneficial ownership.

(5) The address of the shareholder is c/o OHM Corporation, 16406 U.S. Route 224 East, Findlay, Ohio 45840.
(6) Assumes the exercise of options to purchase 463,279, 210,000, 25,000, 40,000, 40,000, 20,000, 25,000, 40,000, 30,000, 133,092, 175,489, 122,967,
    200,275, and 1,737,494 by Messrs. James L. Kirk, Joseph R. Kirk, Getz, Gorr, Hollister, Hulligan, Koenig, Pogue, Schmidt, Blackwell, Petrocelli, Strawbridge, Szomjassy, respectively, and all directors and executive officers as a group, respectively.
(7) Includes 20,562 shares of Common Stock held in three trusts by Mr. James
    L. Kirk's wife as trustee for the benefit of the Kirks' children and 2,600 held in trust by Mr. James L. Kirk's daughter as trustee for the benefit of Mr. Kirk's grandchild, as to which Mr. James L. Kirk disclaims beneficial ownership. Includes 30,201 shares of Common Stock held in three trusts by Mr. Joseph R. Kirk's wife as trustee for the benefit of the Kirks' children, as to which Mr. Joseph R. Kirk disclaims beneficial ownership. Includes 150 shares of Common Stock held in trust for the benefit of Mr. Koenig's brother as to which he disclaims beneficial ownership. Includes 1,000 shares of Common Stock held in trust for the benefit of Mr. Pogue's wife as to which he disclaims beneficial ownership. Includes 10,000 shares of Common Stock held in trust for the benefit of Mr. Schmidt's wife as to which he disclaims beneficial ownership.
(8) Includes 8,606, 8,190, 5,479, 7,083, 11,537, and 3,130 phantom stock units held by Messrs. Gorr, Schmidt, Blackwell, Petrocelli, Strawbridge, and Szomjassy, respectively.

  James L. Kirk and Joseph R. Kirk are brothers, each of whom disclaims beneficial interest in the shares owned by the other.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company in 1996, including the Chief Executive Officer of the Company, in all capacities in which they served:

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                               COMPENSATION
                                                            AWARDS STOCK OPTIONS
                                ANNUAL COMPENSATION             GRANTED (#)
                         --------------------------------- ---------------------
                                                 OTHER     RESTRICTED SECURITIES
                                                 ANNUAL      STOCK    UNDERLYING  ALL OTHER
NAME AND PRINCIPAL            SALARY   BONUS  COMPENSATION   AWARDS    OPTIONS   COMPENSATION
POSITION                 YEAR   ($)     ($)      ($)(1)      ($)(2)     (#)(3)      ($)(4)
-----------------------  ---- ------- ------- ------------ ---------- ---------- ------------
James L. Kirk            1997 452,830 256,750         0           0    125,000      23,883
Chairman, President      1996 376,747       0    44,841     351,750     68,279      17,568
and Chief Executive
 Officer                 1995 330,013       0         0           0     70,000       5,347
Michael A. Szomjassy     1997 281,363 155,995         0           0     50,000      41,748
Vice President,          1996 288,093  25,000         0     150,750     65,275      14,682
Eastern Operations       1995 256,266       0         0           0     25,000       5,184
Philip V. Petrocelli     1997 274,122 125,500         0           0     50,000     110,677
Vice President,          1996 264,040  65,476         0     142,375    100,489      76,528
Western Operations       1995 232,513  50,000    50,839           0     25,000      19,435
Philip O. Strawbridge    1997 262,376 119,000         0           0     75,000     109,817
Vice President and       1996 187,321       0         0     108,875     22,967      47,305
Chief Financial Officer  1995       0       0         0           0          0           0
Robert J. Blackwell      1997 251,708 114,000         0           0     42,000     108,000
Vice President,
 Marketing               1996 225,349  28,125    25,505     125,625     66,092      36,621
and Strategic Planning   1995 193,768  30,000         0           0     25,000      29,591

--------
(1) Amounts in 1996 include $37,392 and $0 for financial planning services; $2,126 and $3,377 for country club dues; and $5,323 and $11,845 representing earnings on the contributions made to the retirement deferral accounts in accordance with the Company's Retirement and Incentive Compensation Plan for Messrs. James L. Kirk and Robert J. Blackwell, respectively. Amount in 1996 for Mr. Blackwell includes $7,583 for miscellaneous perquisites and $2,700 for imputed interest. Amount in 1995 for Mr. Petrocelli includes $43,938, $4,466, and $2,435 paid to him for reimbursement of tax costs in connection with the relocation of his principal residence, imputed interest, and miscellaneous perquisites, respectively.
(2) Represents 42,000, 18,000, 17,000, 13,000, and 15,000 shares of restricted stock which were granted to Messrs. James L. Kirk, Szomjassy, Petrocelli, Strawbridge, and Blackwell, respectively, the value of which was $8.375 per share as of December 31, 1996.
(3) Amounts in 1996 include 69,453, 31,135, and 38,092 stock options which were granted to Messrs. Petrocelli, Szomjassy, and Blackwell, respectively, on May 9, 1996 in exchange for the surrender of previously granted options.
(4) Amounts in 1995 for Messrs. Petrocelli and Blackwell include $14,286 and $25,000, respectively, in loans forgiven by the Company. Amount in 1996 for Mr. Strawbridge includes $47,261 for relocation expenses. Amount in 1996 for Mr. Petrocelli includes $19,048 for a loan forgiven by the Company. Amounts in 1996 include matching contributions to each individual's Retirement and Incentive Compensation Plan account of $17,568, $14,682, $57,480, and $36,561, on behalf of Messrs. James L.
    Kirk, Szomjassy, Petrocelli, and Blackwell, respectively. Amounts in 1997 for Messrs. Petrocelli, Strawbridge, and Blackwell include $14,285, $10,000 and $20,000, respectively, in loans forgiven by the Company. See "Certain Relationships and Related Transactions -- Transactions with Management." Amounts in 1997 include matching contributions to each individual's Retirement and Incentive Compensation Plan account of $22,347, $35,320, $89,165, $92,600, and $79,931; and matching contributions to each individual 401(k) account of $0, $5,712, $6,352, $6,352 and $6,352, on behalf of Messrs. Kirk,
   Szomjassy, Petrocelli, Strawbridge, and Blackwell, respectively. On December 30, 1997, pursuant to resolutions approved by the Board of Directors, the vested portion of each individual's Retirement and Incentive Compensation Plan account was distributed to Messrs. James L. Kirk, Szomjassy, Petrocelli, Strawbridge, and Blackwell, in the amounts of $109,896, $95,489, $312,464, $123,894, and $257,233, respectively.

STOCK OPTIONS

  The following table sets forth information with respect to grants of options pursuant to the Company's 1986 Stock Option Plan made to the executive officers named in the Summary Compensation Table during the 1996 fiscal year.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL RATES OF
                                                                      STOCK PRICE APPRECIATION FOR
                                      INDIVIDUAL GRANTS                        OPTION TERM
                         -------------------------------------------- -----------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO
                          OPTIONS   EMPLOYEES  EXERCISE OR
                          GRANTED   IN FISCAL  BASE PRICE  EXPIRATION      5%             10%
                            (#)        YEAR      ($/SH)       DATE         ($)            ($)
                         ---------- ---------- ----------- ---------- -----------------------------
James L. Kirk...........  125,000     15.49       8.500     02/12/07  $  668,200.54 $  1,693,351.36
Philip O. Strawbridge...   75,000      9.29       8.500     02/12/07  $  400,920.32 $  1,018,010.82
Michael A. Szomjassy....   50,000      6.20       8.500     02/12/07  $  267,280.22 $    677,340.55
Robert J. Blackwell.....   42,000      5.20       8.500     02/12/07  $  224,515.38 $    568,966.06

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the executives named in the Summary Compensation Table concerning the exercise of options during the last fiscal year and the value of unexercised options held as of the end of the fiscal year.

                        AGGREGATED OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                          VALUE         NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES        REALIZED      UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                         ACQUIRED ON  (MARKET PRICE     OPTIONS AT FY-END (#)         AT FY END ($)
                          EXERCISE   AT EXERCISE LESS ------------------------- -------------------------
          NAME               (#)     EXERCISE PRICE)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ---------------- ----------- ------------- ----------- -------------
James L. Kirk...........     --            --           249,070      214,209      21,000       14,000
Michael A. Szomjassy....     --            --           110,558       89,717       7,500        5,000
Philip V. Petrocelli....     --            --            89,901       85,558       7,500        5,000
Philip O. Strawbridge...     --            --            11,992      110,975       1,563        4,688
Robert J. Blackwell.....     --            --            49,530       83,562       7,500        5,000

REPORT ON REPRICING OF STOCK OPTIONS

  Pursuant to resolutions of the Board of Directors adopted May 9, 1996, the Company approved adjustments in certain existing stock options granted under the 1986 Stock Option Plan. The Board of Directors, in approving the adjustments in the options granted under the 1986 Stock Option Plan, considered a variety of factors, including the Company's actual performance since the date of the original grants, the market performance of the Company's stock, changes in the stock market affecting the industry generally, the Company's need to compete for the services of employees, the effectiveness of previously granted options as a retention device, and the Board's belief that stock-based compensation as a significant component of the employee's compensation package is a strong motivational device. The Board determined that certain of the stock options were no longer motivational or retention devices, and therefore authorized adjustments for such options.


  IVAN W. GORR                  HERBERT A. GETZ            CHARLES W. SCHMIDT

                          TEN-YEAR OPTION REPRICINGS

                                                                                     LENGTH OF
                                   NUMBER OF                    EXERCISE              ORIGINAL
                                  SECURITIES                    PRICE AT            OPTION TERM
                                  UNDERLYING  MARKET PRICE OF   TIME OF      NEW    REMAINING AT
                                    OPTIONS    STOCK AT TIME  REPRICING OR EXERCISE   DATE OF
                                  REPRICED OR OF REPRICING OR  AMENDMENT    PRICE   REPRICING OR
          NAME             DATE     AMENDED      AMENDMENT        ($)        ($)     AMENDMENT
          ----           -------- ----------- --------------- ------------ -------- ------------
James L. Kirk...........      N/A
Chairman, President
and Chief Executive
Officer
Michael A. Szomjassy.... 08/06/92   10,000         7.625         11.00      7.625   7 yr. 4 mo.
Vice President,          08/06/92   10,000         7.625         11.00      7.625   7 yr. 9 mo.
Eastern Operations       05/09/96   10,579         8.375         11.875     8.375   7 yr. 5 mo.
                         05/09/96    5,154         8.375         16.25      8.375   7 yr. 9 mo.
                         05/09/96   15,402         8.375         10.875     8.375   8 yr. 1 mo.
Philip V. Petrocelli.... 05/09/96   37,222         8.375         10.125     8.375   7 yr. 4 mo.
Vice President,          05/09/96   20,679         8.375         10.125     8.375   7 yr. 4 mo.
Western Operations       05/09/96   11,552         8.375         10.875     8.375   8 yr. 1 mo.
Philip O. Strawbridge...      N/A
Vice President,
Chief Financial Officer
Robert J. Blackwell..... 05/09/96    9,805         8.375         10.25      8.375   7 yr. 3 mo.
Vice President,          05/09/96   12,885         8.375         16.25      8.375   7 yr. 9 mo.
Marketing and Strategic  05/09/96   15,402         8.375         10.875     8.375   8 yr. 1 mo.
Planning

1996 MANAGEMENT INCENTIVE PLAN

  The Board of Directors has adopted the 1996 Management Incentive Plan ("MIP"). The principal purpose of the MIP is to advance the interests of the Company by providing annual bonuses for officers of the Company so as to attract and retain such officers, make their compensation competitive with other opportunities, and cause them to strive to achieve the Company's financial and other business objectives. All officers of the Company are eligible to be selected as MIP participants. Participants in the MIP are selected by the Compensation and Stock Option Committee.

  Pursuant to the terms of the MIP, officers are eligible to receive "target" bonuses established as a percentage of each participant's annual base salary if the Company meets certain performance goals selected by the Compensation and Stock Option Committee related to the achievement of pre-tax income or operating income (or a combination thereof). The MIP provides a formula or matrix prescribing the extent to which a participant's target bonus may be earned based upon the degree of achievement of such performance goal or goals. The current target bonus range is 30% to 50% of participants' base salaries for 1997. The MIP also allows the Company, subject to Compensation and Stock Option Committee approval, to award discretionary cash bonuses for exemplary performance or to reward special achievements which impact the Company's results.

RETIREMENT AND INCENTIVE COMPENSATION PLAN

  Effective January 1, 1996, the Board of Directors of the Company adopted the Executive Retirement Plan and subsequently amended it on June 21, 1996 and renamed the plan as the Retirement and Incentive Compensation Plan ("RICP"). The RICP is administered by the Compensation and Stock Option Committee. The principal purpose of the RICP is to allow executive officers to defer current federal income taxation of their compensation and, along with the Company's matching contribution, accumulate monies towards retirement in the absence of any Company retirement plan, other than the Company's Retirement Saving Plan which severely restricts officer participation due to certain Internal Revenue Service limitations. Pursuant to the terms of the RICP, executive officers may defer up to 50% of their compensation during any year, provided that such executive officer may not defer more than 30% of his or her compensation during any year to such individual's Retirement Deferral Account (as described below). The Company matches 50% of the amounts deferred by the participant and deposited into the Retirement Deferral Account and matches 100% of the amounts deferred by the participant and deposited into the OHM Common Stock Deferral Account. The participant's contribution, plus the Company match, remain unfunded by the Company until paid to the participant at retirement or other termination of employment. Any amounts deferred by the participant and deposited into the Retirement Deferral Account, and Company matching contributions, are credited monthly with interest at the prime rate and are increased yearly by the annual increase in the S&P 500 index if such increase exceeds the interest credited monthly to the participant during the calendar year. Any amounts deferred by the participant and deposited into the OHM Common Stock Deferral Account, and Company matching contributions, are credited monthly in units on the basis of the average of the market value of the Company's Common Stock during the preceding calendar month.

INCENTIVE STOCK PLAN

  The principal purpose of the Incentive Stock Plan is to attract, compensate and retain officers of the Company and to align the financial interests of the Company's officers with the shareholders of the Company. Officers and key employees of the Company are eligible to participate in the Incentive Stock Plan.

  Officers of the Company who are selected by the Compensation and Stock Option Committee are eligible to receive grants or sales of shares of restricted stock for up to an aggregate of 500,000 shares of the Company's Common Stock upon such terms and conditions as the Compensation and Stock Option Committee may determine in accordance with the Incentive Stock Plan. Each grant or sale is to be evidenced by an agreement and shall result in an immediate transfer of ownership of shares of Common Stock to the participant in the Plan, or the Compensation and Stock Option Committee may defer the transfer of ownership of the shares until such time as the Committee may specify, provided that in each case such grant or sale shall be made, issued or awarded in consideration of the performance of services and the execution of a non-competition agreement, and shall entitle the participant in the Incentive Stock Plan to dividend, voting and other ownership rights, subject to a "Substantial Risk of Forfeiture" within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by the Compensation and Stock Option Committee on the date specified by the Compensation and Stock Option Committee on which the grant of restricted stock becomes effective (the "Date of Grant").

  Each sale or grant may be made without any other consideration from the participant or in consideration of payment by the participant that is less than the market value per share of Common Stock on the Date of Grant. The market value of a share of Common Stock underlying the restricted stock at the end of the Company's fiscal year was $7.625, which was the closing price as reported on the New York Stock Exchange on such date.

  Each grant or sale provides that, during the period for which there is a "Substantial Risk of Forfeiture," the transferability of the shares of restricted stock is prohibited in the manner and to the extent prescribed by the Compensation and Stock Option Committee on the Date of Grant. Any grant or sale may provide that any or all dividends or other distributions paid on the shares of restricted stock be automatically sequestered and reinvested on an immediate or deferred basis in additional shares of Common Stock, which may be subject to the same restrictions as the underlying award or such other restrictions as the Compensation and Stock Option Committee may determine.

  The Compensation and Stock Option Committee may provide on or after the Date of Grant of any restricted stock, for the payment of a cash bonus intended to offset the amount of tax that the participant in the Plan may incur in connection with the restricted stock, including tax on the receipt of the bonus. To the extent the Company is required to withhold federal, state, local or other taxes in connection with any payment made or benefit realized by a participant or other person under the Plan, and the amounts available to the withholding are insufficient, it is a condition to the receipt of any payment or the realization of any benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of any taxes required to be withheld.

  The Committee may amend the Plan from time to time. Upon the termination of employment by reason of death, disability or retirement from the Company, upon the attainment of age 65 or upon completion of ten years of employment with the Company and the attainment of age 55, or in the event of a change in control of the Company, a participant's restricted stock shall become fully vested and cease to be subject to a "Substantial Risk of Forfeiture."

  Federal Income Tax Consequences. Unless a special election is made under
Section 83 of the Internal Revenue Code, a participant generally will not be subject to tax upon the grant of restricted shares. A participant generally will recognize ordinary income at the time the restrictions lapse in an amount equal to the then fair market value of the shares less any cash paid by the participant. In addition, a participant will recognize ordinary income upon receipt of any cash bonus. To the extent that a participant recognizes ordinary income, the Company will be entitled to a corresponding deduction, provided, among other things, that such income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation.

OHM CORPORATION RETIREMENT SAVINGS PLAN

  The Company's Retirement Savings Plan (the "Retirement Plan") was established in 1988. Officers of the Company, together with substantially all full-time salaried employees and certain other employees of the Company and its subsidiaries, are eligible to participate in the Retirement Plan. Participants may make basic contributions of up to a combination of 15% of their compensation, as defined in the Retirement Plan, which qualify for deferred tax treatment under Section 401(k) of the Internal Revenue Code (the "Code"). The Company makes matching contributions of 100% of the first two percent of the participant's compensation contributed to the Retirement Plan and 50% of the next four percent of the participant's compensation contributed to the Retirement Plan. Matching contributions are allocated to the accounts of participants in the Retirement Plan who have completed two years of service. The Company also may, in its discretion, make profit sharing contributions to the Retirement Plan which will be allocated to all eligible employees. All participant contributions are invested at the direction of the participant, and all profit sharing contributions are invested at the direction of the Retirement Plan committee. Matching contributions are made in Company stock and, upon allocation to a participant's account, may be reinvested at the direction of the participant. Amounts attributable to the Company's matching contributions vest upon the earlier of (i) the completion of two years of service, or (ii) the participant's death, disability or attaining age 65 while an employee. As of November 30, 1997, an aggregate of $43,918 was contributed as matching contributions under the Retirement Plan to the accounts of all executive officers as a group during 1997. Matching contributions for the five most highly compensated executed officers named are shown above under the heading "Executive Compensation and Other Information, Summary of Cash and Certain Other Compensation." The Company made no profit sharing contributions to the Retirement Plan during 1997.

1986 STOCK OPTION PLAN

  Officers and key employees of the Company and its subsidiaries, which consist of approximately 180 individuals, are eligible to receive stock options under the 1986 Plan. The purpose of the 1986 Plan is to attract and retain outstanding individuals as officers and employees of the Company and its subsidiaries, and to furnish incentives to such persons to increase the Company's profits by providing them opportunities to acquire shares of Common Stock of the Company on advantageous terms. The 1986 Plan is administered by the Compensation and Stock Option Committee of the Board of Directors, currently consisting of Messrs. Getz, Gorr and Schmidt, which determines the terms and conditions of stock options issued under the 1986 Plan, amounts of benefits granted, and the officers and key employees who shall receive them. Options granted under the 1986 Plan may be (i) options that are intended to qualify under particular provisions of the Code; (ii) options that are not intended to so qualify, or
(iii) combinations of the foregoing.

  The 1986 Plan, as amended, authorizes the granting of options to purchase up to an aggregate of 3,850,000 shares of the Company's Common Stock. Option agreements evidencing the grant of options are required to specify an option price which is not less than the fair market value of shares of Common Stock of the Company on the date of grant. The market value of a share of Common Stock underlying the options at the end of the Company's fiscal year was $7.625, which was the closing price as reported on the New York Stock Exchange on such date. Option agreements must also specify the methods of payment of the option price, which may be (i) in cash or by check, (ii) by delivery of Common Stock of the Company already owned by the optionee having a fair value at the time of exercise equal to the total option price; or (iii) a combination of such methods of payment. No stock option granted under the 1986 Plan may be exercised more than ten years from the date of grant. Except with respect to the proposed amount to limit the number of options granted to any individual in a three-year period, if adopted by the shareholders, the 1986 Plan does not impose any other limit on the number of shares that may be optioned to a particular employee or officer. However, the Code requires that the aggregate fair market value (determined at the time the options are granted) of stock with respect to which "incentive stock options" are exercisable for the first time by any one employee during any calendar year not exceed a total of $100,000. Outstanding options are subject to adjustment in specified events, such as stock dividends, stock splits, recapitalizations and mergers, and the number of shares authorized by the 1986 Plan is subject to adjustment in those events.

  Stock options issued under the 1986 Plan may be either Non-Qualified Stock Options or Incentive Stock Options with the following Federal tax consequences.

  Non-Qualified Stock Options. A stock option that is not qualified under the Code (a "Non-Qualified Stock Option") generally will not result in any taxable income to the optionee at the time it is granted. In general, the holder of a Non-Qualified Stock Option will realize ordinary income at the time of exercise of the option in an amount measured by the excess of the fair market value of the optioned shares (at the time of exercise) over the option price. However, the Section 16 (b) Deferral (as defined below) will apply in the case of optionees who are officers of the Company.

  If the option price of a Non-Qualified Stock Option is paid for by the delivery of shares of Common Stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares received are equal in fair market value to the shares surrendered.

  Section 83 of the Code deals generally with property (including stock) received by an employee as compensation, and provides for deferral of taxation so long as the employee's rights in the property are subject to a substantial risk of forfeiture and are not transferable. Section 83 will apply so long as the sale of stock received could subject the employee to suit under Section 16(b) of the Securities Exchange Act of 1934, but not longer than six months (the "Section 16(b) Deferral").

  The Section 16(b) Deferral can be avoided if the officer makes an election within thirty days after the transfer of stock to him to have it taxed to him as ordinary income at its fair market value on the date of transfer less the amount, if any, paid by him.

  Incentive Stock Option. An incentive stock option, i.e. a stock option that is qualified under the Code (an "Incentive Stock Option"), will not result in any taxable income to the optionee when it is granted or timely exercised. To be timely exercised, an Incentive Stock Option must be exercised within three months after the optionee ceases to be an employee (within one year if the optionee is disabled) unless the optionee has died. If the optioned stock is held more than two years from the date of grant of the option and more than one year after the transfer of the stock to the optionee, the optionee will be taxed on any gain on the sale of such stock at long-term capital gains rates.

  If Common Stock acquired on the exercise of an Incentive Stock Option is sold, exchanged or otherwise disposed of before the end of the required holding periods, the optionee will in the usual case realize ordinary income at the time of disposition equal to the excess of the fair market value of the stock at the time of exercise over the option price.

  Under Section 1036 of the Code, if shares of Common Stock previously owned by the optionee are transferred in payment of the option price under an Incentive Stock Option, generally no gain or loss will be recognized on the surrender of such shares to the extent the fair market value of the shares received equals the fair market value of the shares surrendered. The shares received in such equal exchange will have the same tax basis and holding period as the shares surrendered; any additional shares received will have a zero basis and the holding period will commence on the transfer date. The spread at the time of exercise will not be subject to tax if the holding period and other requirements for an Incentive Stock Option are satisfied. However, if any shares transferred in payment of the option price under an Incentive Stock Option were previously acquired by the optionee on the exercise of an Incentive Stock Option and were held for less than the necessary holding period, Section 1036 would not be available. As a result, the optionee would realize income on the surrender of such shares in payment of the option price.

  General Matters. To the extent that an employee recognizes ordinary income in the circumstances described above, the Company would be entitled to a corresponding deduction. provided, among other things, that such income meets the test of reasonableness and is an ordinary and necessary business expense.

  Withholding of Federal taxes at applicable rates will be required in connection with ordinary income realized by an optionee upon exercise of Non-Qualified Stock Options and disqualifying dispositions of stock acquired upon exercise of an Incentive Stock Option.

  Stock options granted under the 1986 Plan may not be transferred except by will or the laws of descent and distribution and may not be exercised during an optionee's lifetime except by the optionee or his guardian or legal representative. The 1986 Plan may be amended from time to time by the Board of Directors. However, any amendment that increases the aggregate number of shares of Common Stock covered by the 1986 Plan or would cause Rule 16b-3 under the Exchange Act of 1934 (or any successor rule to the same effect) to cease to be applicable to the 1986 Plan, is subject to approval by the shareholders of the Company. The 1986 Plan provides that the Compensation and Stock Option Committee may, with the concurrence of the affected optionee, cancel any agreement evidencing a stock option granted under the 1986 Plan. In the event of such cancellation, the Compensation and Stock Option Committee may authorize the granting of a new stock option, which may or may not cover the number of shares which had been the subject to the prior agreement, in such manner, at such option price and subject of the same terms, conditions and discretions as would have been applicable under the 1986 Plan had the cancelled stock option not been granted.

DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

  The Company recognizes the importance of attracting and retaining outstanding individuals as directors and of stimulating the active interest of these persons in the development and financial success of the Company. In addition, the Company endorses the position that stock ownership arrangements are beneficial in aligning Directors' and shareholders' interests in the enhancement of shareholder value. The Board of Directors believes that the Directors' Non-Qualified Stock Option Plan (the "Director Option Plan") is a significant factor in furtherance of these objectives and intends, through the Director Option Plan, to increase the Company's profits by providing such persons with opportunities to acquire shares of the Common Stock of the Company on advantageous terms.

  Only Directors who are not employees of the Company and its subsidiaries are eligible to participate in the Director Option Plan. The Director Option Plan provides that the total number of shares that may be sold upon the exercise of stock options shall not exceed 1,000,000 shares of Common Stock. The Director Option Plan is of indefinite duration and will continue in effect until all shares reserved for options thereunder have been sold or until earlier termination of the Director Option Plan.

  The Director Option Plan provides for automatic grants of options to purchase shares of Common Stock of the Company to Directors of the Company who are not employees of the Company or its subsidiaries. Under the Director Option Plan, each person who was an incumbent non-employee Director of the Company received an option to purchase 15,000 shares of Common Stock, as of August 6, 1992, the effective date of the Director Option Plan, provided that the total number of shares each optionee was eligible to receive was reduced by the number of shares of Common Stock subject to prior option grants to such Director. Each person who first becomes a non-employee Director of the Company after the effective date is entitled to receive an option to purchase 15,000 shares of Common Stock as of the date such person first became a non-employee Director. Each person who is a non-employee Director of the Company is entitled to receive an option to purchase 5,000 shares of Common Stock immediately after each of the Company's annual meetings of shareholders. An option is exercisable in full upon six months of continuous service as a non-employee Director. Options granted under the Director Option Plan are options that do not qualify under particular provisions of the Code. The Director Option Plan is administered by employee directors who are not eligible to participate in the Director Option Plan.

DIRECTORS' DEFERRED FEE PLAN

  The Board of Directors has adopted the Directors' Deferred Fee Plan (the "Deferred Fee Plan") the purpose of which is to help solidify the common interest of Directors and shareholders in enhancing the value of the Company's Common Stock. It is also intended that the Deferred Fee Plan will assist in attracting and retaining qualified individuals to serve as Directors. The Deferred Fee Plan will give those Directors who are not also employees of the Company an opportunity to defer current federal income taxation of all or a portion of their annual retainer and meeting fees payable by the Company for their services as a Director.

  Under the terms of the Deferred Fee Plan, a Director may elect to have his or her Director's fees credited to an account in either cash or units (an accounting unit equal in value to one share of Common Stock). Deferred fees that a Director elects to have credited in cash will be credited to the Director's account as they become payable to the Director. A Director's account to which fees have been credited in cash will earn interest annually at the rate of interest payable on one-year U.S. Treasury Bills or such other rate as the Committee designated by the Deferred Fee Plan may establish. In no event, however, will the rate of interest be more than five percent higher than the rate payable on such U.S. Treasury Bills. Deferred fees payable in units will be credited, together with an amount equal to 10% of such deferred fees, to a Director's account after the end of the fiscal year on the basis of the average of the market values of the Common Stock on the last trading day in each calendar month during the year. Each account to which fees have been credited in units shall be credited annually after the end of each fiscal year with additional units equal in value to the amount of cash dividends paid by the Company during such year on Common Stock equivalent to the average daily balance of units in such account during the year. The maximum number of units that may be granted under the Deferred Fee Plan during its term is 100,000 in the aggregate. The Deferred Fee Plan is administered by a Committee consisting of the Chairman of the Board (provided he is an employee-director) and two Company officers or directors who are employee-directors appointed by the Chairman of the Board.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

  The Company has entered into agreements with the executive officers named in the Summary Compensation Table and certain other executive officers providing that in the event of any "change in control" of the Company, such officers would continue their employment with the Company in their present position for terms of approximately three years following such change in control. During such term of employment, each such officer would be entitled to receive base compensation and to continue to participate in incentive and employee benefit plans at levels no less favorable to him than prior to commencement of the term or to receive a lump sum payment, following the termination of his employment. Benefits under these agreements are subject to an overall limitation which assures that payments will not constitute "excess golden parachute payments" under federal income tax law. While each of such agreements is presently in effect, none become operative until a change in control of the Company has occurred, prior to which time the Company and such officer each reserves the right at any time with or without cause to terminate their employment relationship. The transactions that are deemed to result in a change in control for the purposes of these agreements include (a) merger or consolidation of the Company with, or sale of all or substantially all its assets to another corporation, as a result of which less than a majority of the voting shares of the surviving entity are owned by former stockholders of the Company; (b) any person becoming the beneficial owner of 25% or more of the voting stock of the Company; (c) reporting by the Company under specified provisions of the federal securities laws that a change in control has occurred; and (d) when within any two-year period, a majority of directors at the beginning of such period (not including persons approved by at least two-thirds of the Directors still in office who were directors at the beginning of such period) cease to be directors of the Company. Effective December 12, 1995, the Company terminated the employment agreements in effect as of such date and, effective as of January 1, 1996, entered into revised employment agreements with the executive officers of the Company. The revised employment agreements include the provisions described above, except that the Board of Directors may, by vote of three-quarters of the members, determine that a change in control described in (b) above will not cause the employment agreement to become operative.

  The Company has also entered into indemnification agreements (the "Indemnification Agreements") with each current member of the Board of Directors as well as with each executive officer of the Company. The form and execution of the Indemnification Agreements were approved by the Company's shareholders. The Indemnification Agreements were amended as of January 1, 1996 to provide that Ohio law determines the rights and responsibilities of the Company and the indemnitee. The amendment was necessary to reflect the Company's reincorporation under Ohio law previously approved by the shareholders. Such agreements essentially provide that, to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorney's fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his service as a member of the Board or as an officer.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Gorr, Getz and Schmidt are members of the Compensation and Stock Option Committee of the Board of Directors of the Company. Mr. Getz is employed by WMX, which beneficially owns 37.63% of the Company's Common Stock. WMX and its affiliates and the Company are parties to various agreements, including the Guarantee Agreement, the Warrant Agreement and the Standstill and Non-Competition Agreement discussed below. See "Certain Relationships and Related Transactions."

BOARD COMPENSATION AND STOCK OPTION COMMITTEE REPORT(1)

  The primary function of the Compensation and Stock Option Committee is to review and approve salaries and other benefits for executive officers of the Company, to make recommendations to the Board of Directors with respect to the adoption of employee benefit programs and to administer the Company's stock option plans and to approve awards of stock options made under the Company's 1986 Stock Option Plan. The Compensation and Stock Option Committee is composed of three Directors, Messrs. Gorr, Getz and Schmidt, who are not executive officers of the Company. Set forth below is a report of Messrs. Gorr, Getz and Schmidt in their capacity as the Board's Compensation and Stock Option Committee addressing the Company's compensation policies for 1997 as they affected Mr. James L. Kirk and the other executive officers of the Company.

  The Compensation and Stock Option Committee's executive compensation policies are designed to provide levels of compensation that integrate pay (considered in connection with grants of stock options under the Company's 1986 Stock Option Plan) with the Company's annual and long-term performance goals, reward individual achievement and attract and retain qualified executives, all in the context of the highly competitive industry in which the Company operates.
--------
(1) Note: This information is not incorporated by reference in any prior or future Securities and Exchange Commission filings, directly or by reference to the incorporation of proxy statements of the Company, unless such filing specifically incorporates this information.

  Salaries for executive officers are determined periodically by evaluating the performance of the individuals reviewed and their contributions to the performance of the Company and particular business units, as applicable, their responsibilities, experience, potential and period of service at their current salary. Financial results as well as appropriate non-financial measures are considered. Factors consistent with the Company's overall compensation policy and strategy may also be considered. With respect to executive officers, the Company's Management Incentive Plan provides bonus awards based upon the Company's achievement of certain financial goals, and allows the Committee to grant discretionary bonus awards for exemplary performance or to reward special achievements which impact Company results. In its deliberations, the Committee takes into account the recommendations of appropriate Company officials. See "1996 Management Incentive Plan."

  The Compensation and Stock Option Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interest in the enhancement of shareholder value. The granting of stock options pursuant to the Company's 1986 Stock Option Plan is also within the authority of the Compensation and Stock Option Committee. In determining grants of stock options to executive officers, the Compensation and Stock Option Committee has followed policies substantially similar to those described above with respect to compensation. James L. Kirk received grants of stock options covering 125,000 shares of Common Stock in 1997, exercisable in installments over a four-year period. The Compensation and Stock Option Committee considers, in granting such options to Mr. Kirk, the view expressed above that stock ownership by Mr. Kirk beneficially aligns his interests with the interests of the Company's shareholders.

  Mr. James L. Kirk's annual base salary of $450,000.00 was established in February 1997.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1,000,000 paid for a given federal year to certain executives. Because of the Company's current compensation levels, the Compensation Committee has developed no policies at this time concerning Section 162(m).

  IVAN W. GORR                  HERBERT A. GETZ            CHARLES W. SCHMIDT

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

  The Company provides Robert W. Kirk, a former officer and stockholder of the Company and father of James L. Kirk and Joseph R. Kirk, with a pension arrangement pursuant to which the Company is to make payments of $96,000 per year, subject to further cost of living adjustments, for the remainder of his life and that of his spouse if she survives him. During 1997, the Company made payments totaling $117,955 to Robert W. Kirk under this pension arrangement.

  The Company has entered into a five-year employment agreement with Mr. Joseph Kirk during 1996, pursuant to which he will be entitled to a salary of $250,000 payable in the initial year, and decreasing $25,000 during each of the four succeeding years. Under the agreement, Mr. Kirk is eligible to receive other benefits and perquisites payable to senior employees.

  During 1997, OHMR paid $471,593 to Kirk Brothers Co., Inc. ("KBC"), the principal shareholders of which are Richard C. Kirk and Robert W. Kirk, the brother and father, respectively, of James L. Kirk and Joseph R. Kirk. This amount represents payments made to KBC for subcontract services.

  OHMR leases a building with approximately 5,400 square feet for a monthly rental of $2,500 on a month-to-month basis from The KDC Company ("KDC"), the principal shareholders of which are James L. Kirk and Joseph R. Kirk. OHMR utilizes the building, located near its headquarters in Findlay, Ohio, for the storage of equipment and inventory and made rental payments to KDC aggregating $20,000 during 1997 under this arrangement.

  OHMR leases office and storage space from Findlay Machine and Tool, Inc. ("FMT"), of which Joseph R. Kirk is the principal shareholder pursuant to a lease. The rate and other terms of the lease were approved by the Board of Directors on November 7, 1995 and amended on March 6, 1996 and August 13, 1996. During 1997, OHMR made payments to FMT totaling $297,860 under the lease.

  In connection with the commencement of his employment, Mr. Philip V. Petrocelli, Vice President, Western Operations, received a $100,000 interest free loan to be forgiven in equal installments on the anniversary date of his employment over seven consecutive years. The balance of the loan becomes due and payable immediately in the event Mr. Petrocelli voluntarily leaves the employment of the Company or is terminated for cause before August 30, 2000. During 1997, $14,286 of the principal balance was forgiven. As of December 31, 1997, the aggregate principal amount outstanding was $38,095.

TRANSACTIONS WITH SHAREHOLDERS

  In connection with the Reorganization Agreement (the "Reorganization Agreement") entered into in connection with the Company's purchase of Rust Environmental, Inc., the Company and Rust International, Inc. ("Rust"), the parent of Rust Environmental, Inc., entered into certain business agreements. First, Rust agreed that the Company would provide all environmental remediation services under Rust's governmental Total Environmental Restoration Contracts ("TERCs"), and a portion of all fees earned under such contracts.

  Rust also agreed to maintain, at its cost, certain payment, performance and surety bonds in connection with certain Rust projects acquired in connection with the transaction, and to assist the Company in preparing documents and favorable pricing from Rust and affiliated Company vendors.

THE GUARANTEE AGREEMENT

  In connection with the Reorganization Agreement, WMX, the majority stockholder of Rust, and the Company entered into a Guarantee Agreement, which provides that in exchange for a Warrant (described below), WMX guaranteed indebtedness of the Company in an amount not to exceed $62,000,000. The Guarantee amount may be increased from time to time, up to an amount not to exceed $75,000,000 in the event the Warrant is, in whole or in part, exercised by WMX or transferred to a third party. On May 31, 1995, WMX guaranteed certain indebtedness under the Company's Revolving Credit Agreement and the Company, in consideration thereof, executed a Reimbursement Agreement in favor of WMX obligating the Company to reimburse WMX for any payments by WMX under the Guarantee. Pursuant to the Repurchase Agreement, the Guarantee Agreement shall be terminated as of the date on which WMX's guarantee of the indebtedness incurred under the Company's revolving credit agreement (the "Indebtedness") terminates (the "Common Termination Date"). The Common Termination Date is expected to occur upon the repayment of the Indebtedness on or about the Effective Time.

THE WARRANT AGREEMENT

  In consideration for the Guarantee, the Company issued a Warrant to WMX which is exercisable, in whole or in part, until May 31, 2000, for an aggregate of 700,000 shares of Common Stock (the "Warrant Shares") at an exercise price of $15.00 per Warrant Share (the "Exercise Price"). The Warrant provides further that the acquisition by WMX of any of the Warrant Shares upon exercise of all or any portion of the Warrant is subject to the ownership limitation on WMX and its affiliates (the "WMX Group") set forth in the Standstill and Non-Competition Agreement (the "Standstill Agreement") described below. The Warrant provides for certain adjustments to the Exercise Price and/or the number of Warrant Shares purchasable upon exercise in the event of a stock combination, stock split, a capital reorganization or reclassification, a merger or consolidation, or a sale or conveyance of all or substantially all of the Company's assets. Pursuant to the Repurchase Agreement, the Warrants and the Warrant Agreement shall terminate at the Common Termination Date.

THE STANDSTILL AND NON-COMPETITION AGREEMENT

  Pursuant to the Reorganization Agreement, the Company, WMX and Rust entered into a Standstill Agreement providing that the WMX Group will not acquire any of the Company's Common Stock or any of the Company's other securities entitled to vote generally for the election of directors ("Voting Securities") other than pursuant to exercise of the Warrant, or in acquisitions, including exercise of the Warrant, that do not result in the aggregate ownership by the WMX Group or more than 40% of the Company's Voting Securities, or such lesser percentage as may exist from time to time as the result of voluntary dispositions by the WMX Group (the "Ownership Limit").

  Pursuant to the Standstill Agreement, no member of the WMX Group shall acquire Voting Securities which would result in the WMX Group owning Voting Securities beyond the Ownership Limit unless the acquisition is (i) made pursuant to an offer for all of the Company's outstanding Voting Securities at the same price, and (ii) is approved by either the Company's independent directors or the Company's shareholders, other than the WMX Group and certain other shareholders, pursuant to the Control Share Acquisition provisions of the Company's Amended and Restated Articles of Incorporation. The Standstill Agreement also provides that if the WMX Group's ownership level falls below 20% of the outstanding Voting Securities, the WMX Group shall have an option to purchase from the Company sufficient Voting Securities at fair market value to raise its ownership to not more than 21% of the outstanding Voting Securities. The WMX Group, pursuant to the Standstill Agreement, agrees, among other things, not to solicit proxies in opposition to any matter recommended by a majority of the Company's directors not representing WMX (the "Non-WMX Directors"), or to solicit a tender offer or business combination.

  As long as the WMX Group owns at least 20% of the Voting Securities, the Company will include as nominees to the Board of Directors a number of WMX Group designees proportionate to the WMX Group's ownership interest (to the lowest corresponding whole directorship). Furthermore, so long as the WMX Group owns at least 20% of the outstanding Voting Securities, WMX shall take all actions in its control to include at least three independent Directors on the Company's Board of Directors. The Standstill Agreement provides that the WMX Group shall vote its Common Stock for the Company's nominees to the Board of Directors selected by a majority of the Non-WMX Directors. The WMX Group shall vote on all other matters (i) in accordance with the recommendations of the majority of the Non-WMX Directors, or (ii) if no recommendation is made, in the same proportion as other shareholders of the Company shall vote.

  Pursuant to the Standstill Agreement, WMX, Rust and their respective wholly-owned subsidiaries (the "WMX Affiliates") have agreed not to engage in the business of providing field services for the on-site remediation of hazardous substances in North America for seven years after the closing except as otherwise provided in the Standstill Agreement. The Standstill Agreement also provides that for so long as the WMX Group owns at least 20% of the outstanding Voting Securities, (i) the Company shall be a preferred provider of certain environmental remediation services to the WMX Affiliates, and (ii) the WMX Affiliates shall be preferred providers of engineering, consulting and design environmental and waste management services to the Company. Also, Rust will provide the Company access to its engineering, consulting, design and project management services personnel on the same terms and conditions as Rust provides them to WMX Affiliates. Additionally, the Standstill Agreement provides that the WMX Affiliates will contract with the Company for $20 million of environmental remediation services prior to December 31, 1996, which was extended to December 31, 1997.

  Pursuant to the Repurchase Agreement, the foregoing provisions of the Standstill Agreement will terminate as of the consummation of the Repurchase.

OTHER SERVICES

  In 1997, OHMR received from WMX and its affiliates $23,663,946 for remediation, construction and other services performed by OHMR. OHMR paid $6,867,570 to WMX and its affiliates for engineering-related and disposal services.